SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, DC 20549
           ____________________________________

                  Amendment 6 to

                    FORM SB-2
               Registration Statement
            Under the Securities Act of 1933
           ____________________________________
                Silver Bow Antique Aviation
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   Nevada                   4581                      91-1939533
(State or other jurisdiction     (Primary Standard                          (I.R.S. Employer
   of incorporation or         Industrial Classification                     Identification
     organization)                    Code Number)                                Number)

   83-888 Ave. 51                                   GKL
 Coachella, CA 92236               1000 East William Street, Suite 204
                                            Carson City, NV 89701
 (Address, and telephone number                          (Name, address and telephone number
  of principal executive offices)                                of agent for service)

                  Copies to:
            Ms. Jody Walker ESQ.
           7841 South Garfield Way
            Littleton, CO 80122
     Phone 303-850-7637 Fax 303-220-9902


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

        CALCULATION OF REGISTRATION FEE
================================================

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED               REGISTERED OFFER PRICE  AGGREGATE      FEE
                                    PER SHARE(1) OFFER PRICE(1)

Common Stock             486,000    $.15         $72,900      $20.27

(1) Estimated solely for purposes of determining the registration fee.

   The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

Preliminary Prospectus Dated January 15, 2003
SUBJECT TO COMPLETION

           486,000 common shares
   on behalf of selling security holders

       Silver Bow Antique Aviation


The selling shareholders will sell their common shares at $.15 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

The selling security holder offering will commence on the effective date of this prospectus and will terminate on or before December 31, 2003.

We will not receive any proceeds from the sale of these shares.

We will not be able to commence operations until we sell our aircraft for at least $30,000. This aircraft has been for sale for the past 12 to 15 months.

Our common stock is not currently quoted on any exchange or on the OTC Electronic Bulletin Board.


Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed
with the Securities and Exchange Commission is effective.   This
prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  TABLE OF CONTENTS


Prospectus summary. . . . . . . . . . . . . . . . . . .. . . . . .   5
Risk factors                                                         6
   -  We will not pursue any operations until we sell our
         aircraft
   -  We have not generated any revenues
   -  Our officers and directors will only devote a limited
        amount of time
   -  Aircraft accidents or incidents may decrease our
        ability to broker charters
   -  Management's inexperience may limit our ability to
        generated revenues
   -  The continued threat of terrorist actions may result
        in less demand for charter flights
   -  We do not have a market for our securities
   -  We do not meet the requirements for our stock to be
        quoted on NASDAQ
   -  The selling shareholders may have liability because of
       their status as underwriters
   -  Our auditors have expressed a going concern issue
Forward Looking Statements                                           8
Use of proceeds                                                      9
Dividend policy                                                      9
Determination of offering price                                      9
Management's discussion and analysis of financial
  Condition and Results of operations.                               9
Business                                                            11
Management                                                          15
Certain Relationships and Related Transactions                      19
Security Ownership of Certain Beneficial
   Owners and Management                                            18
Description of capital stock                                        20
Shares eligible for future sale                                     21
Plan of distribution and selling stockholders                       21
Disclosure of Commission position on indemnification
     for Securities Act liabilities                                 25
Market for common equity and related stockholder matters            25
Experts                                                             25
Legal matters                                                       25
Where you can find more information                                 25

                Prospectus Summary

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Silver Bow was incorporated in the state of Nevada on April 28, 1994.
We currently have no operations and no sources of revenue.   We have
not commenced website options and have no means of establishing our website, until the sale of our remaining aircraft.

To commence operations, we will need to do the following:
   - develop our website ($5,000) - 30 days
   - develop charter operator recruitment materials and user recruitment materials ($5,000) - 30 days
   - develop listing of US charter operators and send out recruitment materials ($4,000) - 20 days
   - develop listing of charter brokers, corporate travel agents and know users of air charter services and send recruitment materials ($10,000) - 40 days
   - hire a sales representative to telemarket to charter operators and corporate travel agents ($6,000 per month) - commenced after marketing materials have been distributed.
   - place yellow page ads ($3,000) - 90 days after commencing marketing efforts.

Silver Bow is a development stage company that intends to match individuals and companies desiring to charter aircraft with aircraft
operators seeking charters.   Our focus will be on brokering flights on
an aircraft flying with no passengers or freight on board.   We operate
in a highly competitive market with low barriers to entry.

We intend to have a web site where prospective charter customers and charter operators can post their needs.

Common stock
outstanding. . . . . . . . . . . . . . .3,190,400

Shares of common stock
to be resold by
selling stockholders . . . . . . . . . .  486,000

Market for our
   common stock.   Our common stock is not quoted
                   on an exchange or on the OTC
                   Bulletin Board.  We can provide
                   no assurance that there will be
                   a market in the future our
                   common stock.   We intend to
                   quote our common shares on the
                   OTC Bulletin Board.

               Summary Financial Data

                                  12 months     12 Months         9 months
                                   audited        audited        unaudited
                                 YE 12/31/01   YE 12/31/00    as of 9/30/02
Total Assets                       $  57,903     $ 129,052        45,509

Revenues                                  -0-        2,170             0

Expenses                              70,196       111,555        22,870

Net Income/Loss                      (55,909)     (109,385)      (22,870)

Weighted Average number
   of shares outstanding           3,057,067     2,990,400     2,111,857

Net Income (Loss) Per
  Share outstanding                 $  (0.02)      $ (0.04)      $(0.01)

                 Risk Factors

Silver Bow Antique Aviation business is subject to numerous risk factors, including the following.

1. We will not pursue any operations until we sell our aircraft. You may lose your entire investment if we do not sell the aircraft.

Silver Bow owns one aircraft that has been for sale for $90,000- $100,000 for the past 12-15 months. The proceeds from the sale of this aircraft will be used to pay for the development of the customer/charter operator matching web site and the promotion of our service to potential customers and charter operators. Unless the aircraft is sold for at least $30,000, Silver Bow will not have the means to establish its charter brokerage business.

2.   We have not generated any revenues.   You may lose your entire
investment.

We have a very limited operating history. Since our incorporation we performed only administrative operations to pursue this offering. We have an accumulated deficit of ($48,052) as of July 31, 2001. We have had no material operating revenue to date and expect to incur losses and administrative expenses of at least $4,600 per month in the near
term until we begin sales.   If we cannot generate revenues, you may
lose your entire investment.

3. Our officers and directors will only devote a limited amount of time to Silver Bow. Their divided interest may hinder Silver Bow's ability to generate revenues. You may lose your entire investment.

The officers and directors of Silver Bow Antique Aviation have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve as directors. The officers and directors will devote
only 10% of their time to the business of Silver Bow.   As a result
Silver Bow will not receive the undivided attention of its officers and directors that competing charter brokerage businesses receive.

4. Aircraft accidents or incidents may decrease our ability to broker charters. We may not generate sufficient revenue to continue operations.

Aircraft accident/incidents, especially private jet accidents, could result in customers avoiding the use of private jets, which in turn could cause a significant negative impact on Silver Bows revenue.

5. Management's inexperience may limit our ability to generate revenues. We may never achieve successful operations.

Management has never operated customer/operator matching service for aircraft charter. This lack of experience may result in Silver Bow needing to employ outside experts that have this experience. The additional cost could result in a net operating loss. This lack of experience may also result in company failure.

6. The continued threat of terrorist actions may result in less demand for charter flights. Our revenue may be adversely effect and we may never achieve successful operations.

Terrorist actions involving public and private aircraft may have a significant impact on Silver Bow. The result of these actions could be
that individuals and corporation stop using charter aircraft.    In
this event, Silver Bow would be unable to continue operations.

7. We do not have a market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have a public market for our common shares. We cannot assure you that a public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

8. We do not meet the requirements for our stock to be quoted on NASDAQ and even though we intend to quote our stock on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of Silver Bow Antique Aviation common stock would be restricted even after public listing if the company's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Silver Bow Antique Aviation common stock may become subject `to the "penny stock" rules and regulations Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

9.   The selling shareholders may have liability because of their
status as underwriters.   They may sue us if there are any omissions or
misstatements in the registration statement that subject them to civil liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

10. Our auditors have expressed a going concern issue that notes our need for capital and/or revenues to survive as a business. You may lose your entire investment.

Our auditors have expressed reservations concerning our ability to continue as a going concern. We do not offer any services and have not yet received any revenues and will continue to incur losses. You may lose your entire investment.


           Forward Looking Statements

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of
strategy that involve risks and uncertainties.   We have made the
forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Silver Bow, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Silver Bow, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                 Use of Proceeds

We will not receive any proceeds from the resale of securities by selling stockholders.


                 Dividend Policy

We have never declared or paid any dividends.   In addition, we
anticipate that we will not declare dividends at any time in the foreseeable future.
Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

           Determination of Offering Price

We can give no assurance that a public market will develop for the selling stockholders. We plan to have a NASD market maker distribute
any offers made by selling stockholders to the investing public.   We
do not currently have a market maker.   If the market maker receives
any bids from public investors, these will be shown to selling
stockholders.   All sales by selling stockholders will have to be
matched by bids from the public.

  Management's Discussion and Analysis of
  Financial Condition and Results of Operations

General

Silver Bow owns one aircraft, a Piper Lance. This aircraft has been for sale for the past 12-15 months for approximately $90,000-$100,000. When this aircraft is sold, the proceeds will be used to implement the aircraft charter business.

Specifically funds are needed to develop our web site and to introduce our service to both charter customers and charter operators. The minimum amount needed for this purpose is $30,000.

To commence operations, we will need to do the following:
   - develop our website ($5,000) - 30 days
   - develop charter operator recruitment materials and user recruitment materials ($5,000) - 30 days
   - develop listing of US charter operators and send out recruitment materials ($4,000) - 20 days
   - develop listing of charter brokers, corporate travel agents and know users of air charter services and send recruitment materials ($10,000) - 40 days
   - hire a sales representative to telemarket to charter operators and corporate travel agents ($6,000 per month) - commencing after marketing materials have been distributed.
   - place yellow page ads ($3,000) - 90 days after commencing marketing efforts

We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the aircraft charter brokerage business. We will encounter various risks in implementing and executing our business strategy. We can provide no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business.

Plan of Operations
Total expenses for the year ending 2001 were approximately $59,516, which includes services rendered of $200, interest expense of $10,680, administrative support of $5,000, aircraft operations expenses of $19,200 and depreciation of $25,436. The cash expenditures of approximately $34,080 are funded by proceeds from cash advances/loans from Magellan Capital Corporation.

Total expenses for the year ending 2000 were approximately $111,555, which includes general and administrative expenses.

For the years ended December 31, 2001 and 2000, advances and loans of $157,779 and $119,419, respectively, were received from Magellan
Capital Corporation.   The specific items and amounts are:

                                         2001         2000
Note Payable/Aircraft expenses          $71,339      $53,139
Promissory Note payable/Admin Support    25,000       20,000
Note Payable/Mortgage Interest 3 yrs     32,040       10,680
Current Port of Long Term Debt
   (3 yrs - 1999, 2000, 2001)            29,400       35,600
                                        -------      -------
   Total Advances/Loans                 $157,779    $119,419
                                        ========    ========



The three notes are non-interest bearing, payable in cash on demand, or in Silver Bow common stock based on $.10 per share conversion rate.

Long term debt/10 yr Aircraft mortgage
  7 yrs/2002-2008 as long term debt      $68,600    $142,400
                                        ========    ========

Terms of the aircraft mortgage are interest at 6% annual rate, payable on January 1 of each year, for a period of 10 years, in cash when due, or in Silver Bow common stock based on a $.10 per share conversion rate.

The estimated cash expenditures for 2002 of approximately $56,000 will be funded by proceeds from cash advances/loans from Magellan Capital Corporation on the same terms.

Even if we do not sell our aircraft, we can satisfy our cash requirements for the next twelve months with continued cash
advances/loans from Magellan Capital Corporation.   We do not
anticipate having to raise additional funds during that time.

We do not expect to purchase and significant equipment but will continue to try to sell our remaining aircraft for approximately
$90,000 to $100,000.

We do not expect any significant changes in the number of employees in the next twelve months.

Based on our current plan of operations it is anticipated that our monthly operating expenditures for the next twelve months will be approximately $10,000 per month, of which $4,600 are cash expenditures. This includes administrative expenses. Marketing expenses are expected
to be $100,000 and are not included in our operating expenditures.   We
will not commence our marketing efforts until after the sale of the
remaining airplane.   The foregoing are merely estimates, and we can
provide no assurance that unexpected expenses will not shorten the period of time within which our funds may be utilized.

We do not currently provide any services and have not generated any revenues and we do not expect to generate revenues for the foreseeable future.
Therefore, we will continue to operate on a reduced budget.   We intend
to limit our operations until the airplane is sold.

                  Business

General.   Silver Bow was incorporated in the state of Nevada on April
28, 1994.   We are a development stage company with the goal to provide users the ability to search a database that contains information about
charter trips that are sought by customers and charter operators.   Our
service is intended to offer charter customers and charter operators a quick and easy way to find each other on a website and to do business. The web site has been preliminarily designed but is not fully developed.

Although we currently have no operations and have not generated any revenues from operations, once our web site is completed, we intend to generate revenues by charging charter operators a 5% commission for matching them with a customer.

To commence operations, we will need to do the following:
   - develop our website ($5,000) - 30 days
   - develop charter operator recruitment meterials and user recruitment materials ($5,000) - 30 days
   - develop listing of US charter operators and send out recruitment materials ($4,000) - 20 days
   - develop listing of charter brokers, corporate travel agents and know users of air charter services and send recruitment materials ($10,000) - 40 days
   - hire a sales representative to telemarket to charter operators and corporate travel agents ($6,000 per month) - commencing after marketing materials have been distributed.
   - place yellow page ads ($3,000) - 90 days after commencing marketing efforts

Industry Background.   The private aircraft charter business very
diversified. There are no companies that dominate the industry. Most charter operators own or operate less than five aircraft. Almost all charter companies have a home base for their aircraft. Home base is the business office for the operator, the location where most of the aircraft maintenance is preformed, the place where pilots and crews reside, and the prime region for charter departures.

Most charter aircraft are twin engine jets. They seat from as few a five passengers up to as many as two hundred. The range of these aircraft are from 1,000 miles to 6,000 miles. Most charters fees are based on the distance to be flown and the time to make the flight. Jet Charter fees, if calculated on an hourly basis, range from as low as $1,200 per hour to as high as $20,000 per hour.

Charter flights have the ability to deliver passengers to over 5,000 US airports in the US alone. Many charter jets have intercontinental range and can access airports throughout the world. The ability to deliver passengers to a small airport, close to their final destination, and without the inherent delays associated with major airports saves
passengers a substantial amount of time.   Private jet charter aircraft
range from Cessna 500s to Boeing 747s.   Piston aircraft range from
Piper Cubs to Douglas DC-3s.

The above referenced statistics are publicly available free of charge or for a nominal charge and were not commissioned by Silver Bow.

Seasonality of Business.    Seasonality is impacted in certain
geographical areas, however with respect to the entire national prospective, the effect would be very minimal.

Marketing Strategy.   There are only a small number of individuals and
corporations who can afford private jet charter as compared to the number of individuals and corporations who can afford commercial jet transportation. Silver Bow's marketing campaign will be focused on identifying and introducing our services to those individuals and
corporations who can afford jet charter.   The initial marketing
campaign will encompass direct mail, yellow page advertising, an internet presence, and magazine advertising.

 A direct mail campaign will consist of an attractive mail piece being sent to a nationwide mailing list of companies with assets in excess of $20 million, and high net worth individuals estimated to cost $14,000.

Yellow page advertising has proven to be mainstay in air charter marketing. Yellow page ads will be placed in major metropolitan books nationwide. The estimated cost per month is $3,000.

An interactive web site will developed allowing potential clients to input their desired routes and time of travel, giving us a opportunity to broker the flight and capture client information. Certain magazines focus on the demographics that are qualified to charter. Particularly, Conte Naste has a readership of affluent travel oriented people. An ad campaign will be launched in this magazine at the estimated cost of $3,000 per month beginnin 12 months after starting operations.

Business Strategy.   Silver Bow will broker executive and freight jet
charter service, utilizing aircraft operated by charter operator. Our focus will be on brokering "empty legs". Empty Legs, also called "dead head flights" are defined as an aircraft flying with no passengers or freight on board. This situation occurs frequently in the air charter business when, for example, an operator transports persons from Los Angeles to New York, and return trip back to the Los Angles base is
empty.   The passenger traveling to New York will have paid for the aircraft's trip to New York and back to its base in Los Angles. In this example Silver Bow will list the availability of this flight on its web site and attempt to find a passenger for this empty leg flight. The customer will be invited to make a bid for the flight which is
forwarded to the charter operator.    These bids will be kept
confidential and not opened to other bidders.   If the operator and
customer agree, the flight is booked and Silver Bow will earn a 5% commission. In matching customers with empty leg flights it is not necessary to match a flight perfectly, like New York to Los Angles in our example. A passenger traveling from Cleveland to Phoenix would be an ideal prospect because his departure and destination city are in the
same general direction the aircraft is flying.   Our website will be in
realtime, since timing is of the essence in booking these flights.

Silver Bow will attempt to develop a network of air charter operators to post their empty leg flights on our web site. The posting is free and operators pay nothing unless to book a flight with a customer brought to them by Silver Bow.

Silver Bow will attempt to persuade jet charter users to check with Silver Bow prior to booking a full fair charter in the conventional manner. If we have a flight, going in the customer's general direction at the right time, the customer can save a substantial amount of money by bidding on the empty leg.

Systems will be developed with the various operators to post their empty legs with Silver Bow's operations center. This will require Silver Bow to develop a more sophisticated web site than currently exists. Silver Bow will initiate the business by developing relationships with existing charter operators, followed by building a client base of customers for the service.

Competition.   Competition within the air charter brokerage business
services is high. Many competitors have well established relationships with customers who tends to remain loyal. Although the exact number of competitors is not known, three known competitors offering similar
services are Bid Jet Charter, Leg Fin.com and Air Charter Guide.   Most
competitors will be better funded, have more experience, and established relationships with both charter customers and charter operators, than Silver Bow. These competitors will probably incorporate any of Silver Bows marketing methods and services, that prove successful. Silver Bow will not be able to conceal it promotional methods and services from its competitors. Charter customers are particularly sensitive to safety and quality of service including on time departures and arrivals.

Customers who are being well served by competitors may be nearly impossible to convert to Silver Bow customers.

Government Regulation.   We are not currently subject to direct
regulation by any governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and
characteristics and quality of products and services.   Furthermore,
the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those company's conducting business online.

The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws to the Internet could have a material adverse affect on our business.

Employees.   Silver Bow's president, Darren Holm, formerly an Air
Charter Manager brings the necessary management skills as well as the technical know how to accomplish and implement our new direction.

On September 25, 2001 we employed one full-time employee, Darren Holm. However, at the present time Mr. Holm does not receive any compensation, and will not receive any compensation for his services until airplanes are sold and operations have begun.

Mr. Holm received 100,000 shares of common for developing a business plan, our web site and for services rendered. Mr. Holm dedicates approximately 20 hours a week to Silver Bow.

We plan to hire independent contractors once we are able to expand our operations. Our goal is to hire one individual per geographic area, whose primary responsibilities will include signing up charter operators to post their empty leg flights on our web page.

Legal Proceedings.   There are currently no legal proceedings pending
to which we are a party or to which any of our properties are subject.

Facilities.   Our headquarters are presently located in a 6,000 square
foot office space located at 45-116 Commerce Street, Number 6, Indio, CA 92201, Phone number 760-775-3035 and fax number 760-775-2301. This office space is rented by Mr. Holm who is making the space available to Silver Bow rent free until such time as the aircraft is sold and the company becomes operational. We may be required to pay rent in the future.

                  Management

The names, ages, and respective positions of the directors, officers, and significant employees of Silver Bow Antique Aviation are set forth below.

       NAME        AGE     POSITION
       ----        ---     --------
Darren Holm         36     President/CEO and Director

Dempsey K. Mork     60     CFO and Director

Norbert Le Boeuf    74     Controller and Director

Randall A. Baker    58     Secy. and Director

Darren Holm has served as our president and Director since September 25th, 2001. Mr. Holm is an entrepreneur.

Mr. Dempsey K. Mork, Randall A. Baker, and
Norbert L. LeBoeuf have held their positions since February 23, 2000.
Mr. Darren Holm joined the firm on September 25, 2001.   Each director
and officer shall serve until the next annual meeting of the shareholders. There are no other persons, who are classified as a promoter, or controlling person of Silver Bow Antique Aviation.

Business Experience.

Dempsey Mork is the majority shareholder, Chief Financial Officer, and Director of Silver Bow Antique Aviation and has been since its formation. For the past five years, Mr. Mork has been an officer and director in Magellan Capital Corp., Animal Cloning Sciences,
Knickerbocker Capital, Apex Capital, and Asian Financial.   Mr. Mork
has experience in start-up companies, business reorganizations and cross border business transactions. Mr. Mork shall spend approximately 20 hours per month on the business of Silver Bow.

Randall A. Baker is a shareholder, officer and director of Silver Bow
Antique Aviation, and has been since its inception.   For the past five
years, Mr Baker has been an officer and director of Magellan Capital Corp., Animal Cloning Sciences, Knickerbocker Capital, Apex Capital, and Asian Financial. Mr. Baker served as an Executive Vice President with Wm. Mason & Company for over twenty years. The company was an investment counseling firm. Mr. Baker designed and implemented data systems, was responsible for trading, personnel,and client relations. Wm. Mason & Co. was an Investment Counseling firm whose client base was $350,000 and up. Mr. Baker shall spend approximately 20 hours per months on the business of Silver Bow.

Since Mr. LeBoeuf's retirement in 1995, Mr. LeBoeuf has been responsible for all accounting and tax functions for the companies
controlled by Mr. Mork.   Mr. LeBoeuf  will devote approximately 20
hours per month on the business of Silver Bow.

Mr. LeBoeuf's educational background includes a Bachelor of Administration from the University of Detroit (1957).

Mr. LeBoeuf's professional career includes three years in the U.S.Marine Corps. in the Legal and Administrative areas (1952-55) and 40 years in all areas of accounting for small, medium and large
 (Fortune 500 Companies) in Electronics, Manufacturing, and Aerospace. Mr. LeBoeuf retired in 1995 and since then has done accounting and tax consulting.

Mr. Darren Holm's educational background includes Georgia College, Ambulance and Emergency Care-through 1984 - Davenport College of
Business,

A.S. EMS Systems Management December 1985 - College of the Desert, A S Respiratory Care through June of 1985. His business experience includes 13 years with Springs Ambulance/American Medical Response as Paramedic/Field Training Officer, three years with Desert Airlines an Aeromedical Transport Co. Medical Division Manager, One year with Airstar International as Director of Medical Operations/ Office Manager, and two years with Air Service International as General
Manager.   Mr. Holm will devote approximately 20 hours per week on the business of Silver Bow.

During the past five years the above directors have been involved in the following Companies:

Person          Name of Co.       Title & Pos. Duties     From&To     Business of Entity
Dempsey K. Mork  251 Delta Sierra   Pres/CFO/Dir          2-96 Pre      Min Activity
                 Animal Cloning     CFO/Dir              10-93 Pre      Min Activity
                 Apex Capital       Pres./CFO/Dir         1-96 Pre      Shell
                 Gaensel Gold       Pres/CFO/Dir          1-95 3--99    Shell
                 Knickerbocker
                    Capital         Pres/CFO/Dir         11/94 Pre      Shell
                 Magellan CapitL    Pres/CFO /Dir         2-96 Pre      Min Activity
                 Nicole Industries  Pres./CFO/Dir         7-2000        Shell
                 Silver Bow Antique Pres/CFO /Dir         4/94 Pre      Min Activity

Randall A. Baker 251 Delta Sierra   Secy/                 2-96 Pre      Min Activity
                 Animal Cloning     Secy/Dir             10-93 Pre      Min Activity
                 Apex Capital       Secy/Dir              1-96 Pre      Shell
                 Gaensel Gold       Secy/Dir              1-95 3--99    Shell
                 Knickerbocker
                     Capital        Secy/Dir             11/94 Pre      Shell
                 Magellan Capital   Secy /Dir             2-96 Pre      Min Activity
                 Nicole Industries  Secy/Dir              1/96-7-2000   Shell
                 Silver Bow Antique Secy /Dir             4/94 Pre      Min Activity

Nobert L Leboeuf 251 Delta Sierra   VP/Dir                2-96 Pre      Min Activity
                 Animal Cloning     VP/Dir.               1/96 Pre      Min Activity
                 Apex Capital       VP/Dir                1-96 Pre      Shell
                 Gaensel Gold       VP/Dir                1-96 3--99    Shell
                 Knickerbocker
                     Capital        VP/Dir                1/96-Pre      Shell
                 Magellan Capital   VP /Dir               2-96 Pre      Min Activity
                 Nicole Industries  VP/Dir                1/96-7-2000   Shell
                 Silver Bow Antique VP /Dir               1/96-Pre      Min Activity
Daren Holm       Telemail, Inc.     Founder/Owner         6-00 - Pre    Active
                 Air Service Intl.  Gen Mangr             4-98 - 5-00   Active
                 Airstar
                   International    Director              2/97 - 4-98   Active
                 Desert Airlines    Med Div Mgr           1-94 - 2-97   Active
                 Springs Ambulence  Paramedic             5-86 - 12-99  Active

As provided in our by-laws, each director is elected annually by our stockholders at our annual meeting. Our officers serve at the discretion of the board of directors.

Executive Compensation

The following table contains compensation data for Darren Holm, director and chief executive officer from inception until the date of this prospectus:

           ANNUAL COMPENSATION   LONG TERM COMPENSATION
           -------------------   ----------------------
                     $ -0-                      $    -0-
Name and principal position    Fiscal year   Salary   Restricted Shs
                               -----------   ------   --------------
STOCK AWARDS*

Darren Holm
director, president,
chief executive officer        2001         -0-      100,000

Dempsey K. Mork
CFO/Director                   1996         -0-      148,500

Randall A. Baker
Secretary/Director             1996         -0-       61,200

Norbert LeBoeuf
Controller/Director            1996         -0-       55,800

* All issued at par value of $.001 per share.

We issued Darren Holm 100,000 shares of common stock in Silver Bow Antique Aviation on September 25, 2001 for services rendered, valued at par of $.001. Mr. Holm does not receive any cash or other compensation for services rendered to Silver Bow as an officer or director. We do not currently have any employment agreements.

Stock Options and Warrants

Silver Bow does not have any stock options or warrants outstanding. Silver Bow does not have a stock option plan.


        Security Ownership of Certain
       Beneficial Owners and Management

The following table sets forth, as of the date of this Prospectus, the outstanding shares of common stock of the company owned of record or beneficially by each person who owned of record, or was known by Silver Bow Antique Aviation to own beneficially, more than 5% of Silver Bow's Common Stock, and the name and share holdings of each officer and director and all officers and directors as a group.

Title of Class   Name of Beneficial Amount and Nature    Percent
                 Owner              of Beneficial        Of Class
                                    Owner
Common Stock     Darren Holm        100,000              3.13%
                 45-116 Commerce St. #6
                 Indio, CA 92201


Common Stock     Dempsey K. Mork    148,500              4.65% Benefic. 80%
                 83-888 Ave. 51
                 Coachella, CA 92236

Common Stock     Magellan Cap Corp  597,600             18.73% Benefic. 80%
                 83-888 Ave. 51
                 Coachella, CA 92236

Common Stock     Magellan Cap Corp  900,000             28.20% Benefic. 80%
                 Pension Pln & Trust
                 83-888 Ave. 51
                 Coachella, CA 92236

Common Stock     Magellan Cap. Corp.900,000             28.20% Benefic. 80%
                 Profit Sharing Plan
                 83-888 Ave. 51
                 Coachella, CA 92236

Common Stock     Randall A. Baker    61,200              1.91% Benefic. 3.47%
                 83-888 Ave. 51
                 Coachella, CA 92236

Common Stock     RAB Investments, Inc.
                 P.O. Box 1025       50,000              1.56% Benefic. 3.47%
                 Morongo Valley, CA
                 92256

Common Stock     KNC Investment Prof Shar
                 Box 3171             50,000             1.56% Benefic. 3.30%
                 Palm Springs, CA 92262

Common Stock     Norbert L. Leboeuf   55,800             1.74% Benefic. 3.30%
                 83-888 Ave. 51
                 Coachella, CA 92236
                                   ---------                           ------
                                   2,863,100                           89.74%
                                   =========                           ======

Total Shares Outstanding 3,190,400 as of 9/30/01

None of the officers, directors or existing shareholders have the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

All shareholders have same voting and investment power.

  Certain Relationships and Related Transactions.

Funding for the acquisition of the two aircraft to Silver Bow from Magellan Capital was covered by a 10 Year Long Term Note Payable to
Magellan.   The note is for $98,000 is a seven year note, starting
1/1/99, at a 6% interest rate.

Loans/Cash for Operating Expenses are covered by Promissory Notes Payable to Magellan Capital. Dempsey K. Mork is minority shareholder in
both Silver Bow and Magellan Capital.   Mr. Mork is president of
Magellan Capital Corporation and chief financial officer of Silver Bow.
The current balance on these promissory notes is $100,640.   These are
non-interest bearing notes, payable in cash on demand, or in Silver Bow common stock based on a $.10 per share conversion rate.

Management is of the opinion that the transaction was on terms as favorable as could have been obtained from an unrelated third party.

             Description of Capital Stock

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, and 1,000 of preferred stock. As of the date of this prospectus there were 3,190,400 shares of common stock issued and outstanding that were held of record by approximately 54 shareholders. No shares have been reserved for issuance upon the exercise of warrants or options.

The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue of up to 1,000 shares of preferred stock.
We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. In Addition the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or discouraging a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change of control does occur.

Transfer Agent.   Executive Registrar and Transfer serves as the
transfer agent for the shares of common stock.

        Shares Eligible For Future Sale

Upon the date of this prospectus, there are 3,190,400 shares of our common stock outstanding. Upon the effectiveness of this registration statement, the 486,000 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. Of the remaining 2,704,400 shares most are restricted shares within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Silver Bow is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Silver Bow under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise cap through the issuance of additional equity securities.

           Plan of Distribution and Selling Stockholders

This prospectus relates to the resale of 486,000 shares of common stock by the selling stockholders.

The selling shareholders will sell their common shares at $.15 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

If the selling shareholders engage in short selling activities, they must comply with the prospectus delivery requirements of Section
5(b)(2) of the Securities Act.

Pursuant to Regulation M of the Securities Act, the selling stockholders will not, directly or indirectly, bid for, purchase, or attempt to induce any person to bid for or purchase their common shares during the offering except for offers to sell or the solicitation of offers to buy and unsolicited purchases that are not effected from or through a broker or dealer, on a securities exchange or through an inter-dealer quotation system or electronic communications network.

The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Assuming all shares of common stock in the following tables are sold, none of the selling stockholders will own greater than 16.85% of the common stock.

Silver Bow Antique Aviation shall register, pursuant to this prospectus, 486,000 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders

The following list represents shareholders whose shares will be registered under this offering.

                          Amount       Total #        % Owned     Number of   % Owned
                          Being        Owned          Prior to  Shares After    After
Name                    Registered   Currently        Offering    Offering    Offering
Alyson Baca                400          400             .01%          -0-        0.0%
Andrea Baca                600          600             .01%          -0-        0.0%
Randy Baca                 600          600             .01%          -0-        0.0%
Annette Baine              500          500             .01%          -0-        0.0%




Annette Baine              600          600             .01%          -0-        0.0%
  C/F James Baine UGTMACA
Annette Baine              400          400             .01%          -0-        0.0%
  C/F Michelle Baine UGTMACA
Michael Baine              600          600             .01%          -0-        0.0%
Oscar Ballesteros          600          600             .01%          -0-        0.0%
Mary Buerke                400          400             .01%          -0-        0.0%
Conrad Dahl                400          400             .01%          -0-        0.0%
Sherry Evaro-Ham           500          500             .01%          -0-        0.0%
Barbara Filiatreaux     18,900       18,900             .59%          -0-        0.0%
Robert J. Filiatreaux   73,800       73,800            2.31%          -0-        0.0%
Daniel V. French           600          600             .01%          -0-        0.0%
Valerie Hahn               500          500             .01%          -0-        0.0%
Tiare Hatrak               400          400             .01%          -0-        0.0%
Laurie Healy               500          500             .01%          -0-        0.0%
Laurie Healy               500          500             .01%          -0-        0.0%
  C/F Carina Johnson UGTMACA
Carolyn Howley             400          400             .01%          -0-        0.0%
Alex Jacoy                 500          500             .01%          -0-        0.0%
Kathy Jones                600          600             .01%          -0-        0.0%
Brenda Jose                400          400             .01%          -0-        0.0%
Chavez Jose                600          600             .01%          -0-        0.0%
KNC Investments, Inc
   Pro Share            50,000       50,000            1.56%          -0-        0.0%
   Norbert LeBoeuf, principal(1)
Kathryn N. Le Boeuf     36,900       36,900            1.15%          -0-        0.0%
Sarah Le Boeuf             600          600             .01%          -0-        0.0%
Magellan Capital Corp.  60,000      597,600           18.73%     537,600       16.85%
   Partnership Financial/
      OFINCO, principal(2)
Sally McManus              500          500             .01%          -0-        0.0%
Patricia Mork          144,900      144,900            4.54%          -0-        0.0%
Gary Peskin                500          500             .01%          -0-        0.0%
Rose L. Peskin             400          400             .01%          -0-        0.0%
Rose L. Peskin             400          400             .01%          -0-        0.0%
  C/F Jacob Peskin UGTMA CA
Rose L. Peskin             500          500             .01%          -0-        0.0%
  C/F Sarah Peskin UGTMA CA
Rose L. Peskin             600          600             .01%          -0-        0.0%
  C/F Zachary Peskin UGTMA CA
Moea Sheely                600          600             .01%          -0-        0.0%
RAB Investments         50,000       50,000            1.56%          -0-        0.0%
   Randall A. Baker, Principal(3)
Hayley Smith               600          600             .01%          -0-        0.0%
Antonio Soto               500          500             .01%          -0-        0.0%
Jose Soto                  400          400             .01%          -0-        0.0%
Melecio Soto               600          600             .01%          -0-        0.0%
Victor Soto                600          600             .01%          -0-        0.0%
John Paul Spickard         500          500             .01%          -0-        0.0%
Richard Stevenson Trust
   Dtd 7/17/91             600          600             .01%          -0-        0.0%
   Richard Stevenson, Trustee




Donald Boyd Wright Trust
   Dtd 7/17/91          32,400       32,400             .73%          -0-        0.0%
   Randall A. Baker, Trustee(3)
Helen Wright               600          600             .01%          -0-        0.0%

(1)Norbert LeBoeuf is controller and director of Silver Bow.

(2) OFINCO, the principal of Magellan Capital Corp. is controlled by Michel De Gorski.

(3)Randall Baker is secretary and director of Silver Bow

The 486,000 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

   - ordinary brokerage transactions and transactions in which the broker solicits purchases; and

   - face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the
selling stockholders in amounts to be negotiated.   Brokers and dealers
and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales.

The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus.

As a result of these shares being registered under the Securities Act, selling stockholders who subsequently resell the shares to the public themselves may be deemed to be underwriters with respect to the shares of common stock for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement
of material fact.   We have agreed to indemnify the selling
stockholders regarding such liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

        Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Market for Common Stock and
    Related Stockholder Matters

Currently, there is no public trading market for our securities and we can provide no assurance that any market will develop.

We intend to quote our stock on the OTC Bulletin Board. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

As of 12/31/2001, there were approximately 54 shareholders of record.

                   Experts

The financial statements of Silver Bow appearing in this registration statement have been audited by David W. Winings, independent auditors, as set forth in their report on page F-1, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                Legal Matters

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Jody Walker

    Where You Can Find More Information

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Mr. Darren Holm, President C.E.O.
45-116 Commerce Street #6
Indio, CA 92201  Phone # 760/755-3035 Fax # 760/755-2301


Our fiscal year ends on 12/31. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                486,000 Shares


                Silver Bow


                Prospectus

                Common Stock


                May 28, 2002


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

Until                    2002, all dealers and selling stockholders
that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                  PART F/S
             Index to Financial Statements

Report of Certified Public Accountants
 Financial Statements
 - --------------------
Audited Financial Statements   December 31, 2001

Independent Auditors' Report
Balance Sheets
Statements of Operations
Statements of Stockholders' Equity
Statements of Cash Flows
Notes to the Financial Statements






            SILVER BOW ANTIQUE AVIATION
            (A Development Stage Company)
      Index to Financial Statements and Supplementary Data

 Independent Auditors' Report
 .........................................................    F-2

 Balance Sheets as of December 31, 2001 and 2000
 And unaudited September 30, 2002
 ........................................................     F-3

 Statements of Operations for the Years Ended
  December 31, 2001 and 2000, the nine months ended September 30, 2002 and the period from inception to September 30, 2002
 ..........................................................   F-4

 Statements of Cash Flows for the Years Ended
  December 31, 2001 and 2000, the nine months ended September 30, 2002 and the period from inception to September 30, 2002
 ...........................................................  F-5

 Statements of Stockholders' Equity for the Periods
  through September 30, 2002
 ............................................................ F-6

 Notes to Financial Statements
 ............................................................ F-7

 Schedules:

 All schedules are omitted as the required information is included in the financial statements or notes thereto, or is not a material amount.

 The Board of Directors
 Silver Bow Antique Aviation
 (a Development Stage Company)
 Coachella, California

            INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying balance sheets of Silver Bow Antique Aviation (a Development Stage Company), as of December 31, 2001 and 2000 and the related statements of operations, cash flows, and changes in stockholders' equity - - -. These financial statements are the
responsibility of the company's management.   My responsibility is to
express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Bow Antique Aviation as of December 31, 2001 and 2000, and the results of its operations and cash flows - - - in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that
the Company will continue as a going concern.   During its development
stage, the Company has acquired assets which require substantial maintenance, but which do not, at this time, provide income adequate to provide for their care, or for the ongoing expenses of operating the
Company.   The Company relies upon borrowing from its majority
shareholder to meet its obligations.   This creates an uncertainty
regarding the Company's ability to continue as a going concern.   The
financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David M. Winings
 David M. Winings C.P.A.
 Palm Desert, CA 92211
 2/01/2002

              SILVER BOW ANTIQUE AVIATION
             (A DEVELOPMENT STAGE COMPANY)
                BALANCE SHEET

                                                             Note 7
                                          Audited          Unaudited
 ASSETS                                  DECEMBER 31,     September 30
                                       2001   2000          2002
CURRENT ASSETS
  Cash                               $ 1,924   $   1,924   $     30
                                     -------   ---------   --------
   TOTAL CURRENT ASSETS                1,924       1,924   $     30

   FIXED ASSETS PROPERTY/EQUIPMENT (Note 6)
    Antique Aircraft, Net of
       Depreciation                   55,979     127,128    45,479
                                     -------   ---------   -------

   TOTAL FIXED ASSETS                 55,979     127,128    45,479
                                     -------   ---------   -------
    TOTAL ASSETS                    $ 57,903   $ 129,052    45,479
                                    ========   =========   =======
 LIABILITIES AND STOCKHOLDERS' EQUITY

   CURRENT LIABILITIES
    Notes Payable Aircraft Expense
       (Note 5)                       71,339      53,139    74,465
    Current Portion LTD (3 years)
        Note Payable (Note 2)         29,400      35,600    29,400
    Ltd Aircraft Loan loan interest
      (3 years) (Note 2)              32,040      10,680    39,390
    Promissory convertible note payable
      Administrative support (Note 4) 25,000      20,000    25,000
                                    --------    --------   -------
   TOTAL CURRENT LIABILITIES         157,779     119,419   168,255

  LONG TERM LIABILITIES
    Aircraft mortgage (Note 2)        68,600     142,400    68,600
                                    --------    --------   -------
  TOTAL LONG TERM LIABILITIES         68,600     142,400    68,600
                                    --------    --------   -------
     TOTAL LIABILITIES               226,379     261,819   236,855
                                    --------    --------   -------
 STOCKHOLDERS' EQUITY (NOTE 1)
Preferred Stock - Par Value
 $.001 Authorized 10,000
 Shares Issued & Outstanding
 -0- Shares at December 31, 2001 and 2000
 and Sept. 30, 2002                     -0-         -0-       -0-

Common Stock Par Value, $.001
  Authorized 99,990,000 shares
  Outstanding 3,190,400 at December




  31, 2001 and September 30, 2002,
  and 2,990,400 shares outstanding
  at December 31, 2000                 3,190       2,990    3,190

Paid In Capital                       20,000         -0-   20,000

Deficit Accumulated during the
   Development Stage                (191,666)  (135,757) (214,536)
                                    --------   --------  --------
TOTAL STOCKHOLDERS' EQUITY
   (Deficit)                        (168,476)  (132,767) (191,346)

     TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY            $57,903   $129,052   $45,509
                                    ========   ========  ========

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.
                             F-3

             SILVER BOW ANTIQUE AVIATION
           (A DEVELOPMENT STAGE COMPANY)
              STATEMENTS OF OPERATIONS
  For the years ended 31, 2001 and 2000, for the nine months ended September 30, 2002 and for the period from inception to
               September 30, 2002

                                                                  Unaudited
                                                             Note 7       Cumulative
                                          DECEMBER 31,    9 months ended     since
                                          2001      2000  Sept. 30, 2002   Inception
REVENUES
 INCOME                                 $   -0-   $ 2,170    $    -0-   $   2,170
                                        -------   -------    -------      ------
    TOTAL REVENUES                          -0-     2,170    $    -0-   $  2,170

OPERATING EXPENSES
  Services Rendered (Note 1)                200        -0-        -0-      1,136
  Interest Expense (Note 2)              21,360    10,680      7,350      39,390
  Administrative Support (Note 4)         5,000    20,000        -0-      25,000
  Aircraft Operations Expenses (Note 5)  18,200    55,439      5,020      81,549
  Depreciation                           25,436    25,436     10,500      86,908
                                      ---------  --------   --------    --------
  Total Operating Expenses               70,196   111,555     22,870     233,883
                                      ---------  --------   --------    --------
  INCOME (LOSS) FROM OPERATIONS         (70,196) (109,385)   (22,870)   (228,823)

OTHER INCOME(EXPENSE)
  Gain from Sale of Aircraft             14,287       -0-        -0-      14,287
                                      ---------  --------   --------    --------
  TOTAL OTHER INCOME (EXPENSE)           14,287       -0-        -0-      14,287
                                      =========  ========   ========    ========
  NET INCOME (LOSS)                   $ (55,909)$(109,385)   (22,870)   (214,536)
                                      ========= =========   ========    ========
Weighted Average Number of Common
Shares Outstanding                    3,057,067 2,990,400  3,040,400   2,111,857

Income (Loss) Per Share                 $(0.018)  $(0.037)   $(0.008)    $(0.102)

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
STATEMENTS.
                               F-4

               SILVER BOW ANTIQUE AVIATION
               (A DEVELOPMENT STAGE COMPANY)
                STATEMENT OF CASH FLOWS
     Years ended December 31, 2001 and 2000, Nine Months ended
September 30, 2002 and period from inception to September 30, 2002

                                                                      Unaudited
                                          Audited                               Period From
                                         Years Ended        Nine Months Ended   Inception To
                                          December 31,        September 30,     September 30
                                        2001        2000         2002               2002
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss)                 $ (55,909)   $(109,385)   $(22,870)       $(214,536)

   Adjustments to reconcile net
     Income (loss) to net cash provided
    (used) by operating activities:

   Increase (decrease) current and
     Long term liabilities             (35,440)      83,819      10,476         236,855

   Depreciation expense                 25,436       25,436      10,500          86,808
  (Gain)/loss sale of aircraft         (14,287)       -0-           -0-         (14,287)
                                      --------     --------    --------        --------
NET CASH PROVIDED/(USED) BY
   OPERATING ACTIVITIES                (80,200)        (130)     (1,894)         94,840

CASH FLOWS FROM INVESTING ACTIVITIES
   Cash (used) purchase of 2 aircraft      -0-          -0-         -0-        (178,000)
   Cash provided from net proceeds sale
      of 1 aircraft                     60,000          -0-         -0-          60,000
   Contribution to capital on sale
      of an aircraft                    20,000          -0-         -0-          20,000
                                      --------     -------    --------        ---------
     NET CASH PROVIDED/USED) BY
       INVESTING ACTIVITIES             80,000          -0-         -0-         (98,000)

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of Common Stock Shares         200          -0-         -0-           3,190
                                      --------     --------    --------       ---------
     NET CASH INCREASE(DECREASE)           -0-        (130)      (1,874)             30
                                      --------     -------     --------       ---------
     CASH AT BEGINNING OF PERIOD         1,924       2,054        1,924             -0-
                                      --------     -------     --------       ---------
     CASH AT END OF YEAR              $  1,924     $ 1,924      $    30         $    30
                                      ========     =======      =======       =========

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
           THESE FINANCIAL STATEMENTS.

             SILVER BOW ANTIQUE AVIATION
             (A DEVELOPMENT STAGE COMPANY)
            STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE PERIODS INDICATED

                                                                     ACCUM.      TOTAL
                                                            PAID    RETAINED      NET
                           PREF   STOCK   COMMON STOCK       IN     EARNINGS     EQUITY
                           SHS    VALUE SHARES     VALUE   CAPITAL  (DEFICIT)   (NEGATIVE)
                         -------  ----- ----------------   -------  ---------   ----------
Unaudited 1994-1999
BALANCE AT
  12/31/94                 -0-   $  -0-     -0-   $  -0-    $  -0-    $  -0-     $  -0-
                          ----   ------    ----   ------    ------    ------     ------
BALANCE AT
  12/31/95                 -0-   $  -0-     -0-   $  -0-    $  -0-    $  -0-     $  -0-
Issue shares at
 par value for
 consultg svcs                          936,900      936
(Loss) Yr 1996                                                       (  936)
BALANCE
 AT 12/31/1996             -0-     -0-  936,900      936       -0-   (  936)        -0-
                          ----  ------  -------   ------    ------   ------      ------
BALANCE
 AT 12/31/1997             -0-     -0-  936,900      936       -0-   (  936)        -0-
                          ----  ------  -------   ------    ------   ------      ------
Sale common
 stock for cash
 at par value                         2,053,500    2,054                          2,054
                          ----  ------  -------   ------    ------   ------      ------
BALANCE
 AT 12/31/1998             -0-    -0- *2,990,400   2,990       -0-   (  936)      2,054
           ----  ----- ----------  ------    ------   ------      ------
*AFTER 900 FOR 1 FORWARD STOCK SPLIT AUTHORIZED 10/15/98; SHARES ISSUED
 IN 1996 FOR SERVICES RENDERED ARE RESTATED AT POST SPLIT PAR VALUES.

(Loss) Yr 1999                                                      (25,436)    (25,436)
                          ----  ----- ----------   -----   ------   -------    --------
BALANCE
 AT 12/31/1999             -0-    -0-  2,990,400   2,990      -0-   (26,372)    (23,382)

AUDITED YR 2000
(Loss) Yr 2000                                                     (109,385)   (109,385)
                          ----  ------ ---------   -----   ------   -------     -------
BALANCE
 AT 12/31/2000             -0-    -0-  2,990,400   2,990      -0-  (135,757)   (132,767)

AUDITED YR 2001
Issue shares at
 par value for
 consultg svcs                           200,000     200                           200
Sale (1) aircraft                                          20,000               20,000
(Loss)Yr 2001                                                       (55,909)   (55,909)
                          ----  ------  --------    ----   ------   -------    -------


BALANCE
 AT 12/31/2001             -0-    -0-  3,190,400   3,190   20,000  (191,666)  (168,476)

UNAUDITED 2002
(Loss) 9/30/02                                                      (22,870)   (22,870)
                          ----  ------  --------    ----   ------   -------    -------
BALANCE
 9 MON.9/30/02             -0-   $-0-  3,190,400  $3,190  $20,000 $(214,536) $(191,346)

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
STATEMENTS.
                 F-6

       NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 2001 and 2000

  NOTE 1 - ORGANIZATION AND BUSINESS PURPOSE

  The Company was incorporated, in the State of Nevada on April 28, 1994. The original articles authorized preferred and common shares of 1,000 and 10,000 respectively. During 1996 certain consulting services were rendered to the Company by individuals and the majority stockholder. The value of such services were at the par value of 1,041 shares issued on July 15, 1996 and have been stated on the attached balance sheet, statement of operations, and statement of cash flows at $936.00, which amount reflects the par value of the original issuance of stock on the date of the 900 for 1 stock split (October 15, 1998).

On September 25, 2001, 200,000 shares were issued at par value of $.001 per share for services rendered through September 2001; (100,000 to Darren Holm for the newly appointed President of the Company and 50,000 each to Randall A. Baker, Secretary and to Norm Leboeuf, Controller).

In accordance with SFAS 123, compensation for services rendered to the Company in return for stock are accounted for at the fair market value
of the services rendered.   Management has determined that the fair
market value of the services rendered is more accurately measured than the fair market value of the securities.

  NOTE 2 - ANTIQUE AIRCRAFT AND NOTES PAYABLE - MAGELLAN CAPITAL CORP.

Silver Bow acquired two (2) antique aircraft by executing a note payable to the majority stockholder (Magellan Capital Corporation) in the amount of $198,000. The aircraft were acquired from Magellan and were refurbished by Magellan, including updating certain mechanical and
electronic equipment prior to their transfer to Silver Bow.   Upon
transfer, the aircraft were recorded on Silver Bow's books at the cost
basis of Magellan Capital Corporation.   The aircraft are depreciated
by Silver Bow over a 7-year life basis, using straight line depreciation.

During 2001, the aircraft were placed for sale.   One aircraft costing
$80,000 was sold in December 2001 for $65,000, less $5,000 commission. The proceeds of this sale were used to pay down the note payable for
the original acquisition of the aircraft.   The note payable to
Magellan Capital is a 10-year mortgage note at 6% interest per annum. Annual principal payments on the note are due each December 31, commencing December 31, 1999 until fully paid on December 31, 2008. Interest is to be paid, commencing on January 1, 1999 on this Note Payable.

NOTE 3 - GOING CONCERN

During the development stage, the Company has acquired assets which require substantial maintenance, but which do not, at this time provide income adequate to provide for their care, or for the ongoing expenses
of operating the Company.   Silver Bow relies upon borrowing from its
majority shareholder to meet its obligations.   The agreement between
Demsey K. Mork and Silver Bow calls for Mr. Mork to pay for all
oeprating costs of the aircraft.   In return, the aircraft are
available to him for his use. Operating expenses of the aircraft are recorded as an expense to Silver Bow while income is reported for the
use of the aircraft by the amjority shareholder.   This creates an
uncertainty regarding the Company's ability to continue as a going
concern.   The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


NOTE 4 - ADMINISTRATIVE SUPPORT

During December 1998, and to be effective January 1, 1999, the company executed a management services contract with the majority stockholder, Magellan Capital Corporation. This contract requires the minimum payment of $10,000 per year for five (5) years commencing in 1999 for the following activities: Year ending auditing for 10KSB reporting, SEC compliance and quarterly 10QSB filings; and, other associated reports and administrative support activities.

The term of this agreement provides for the annual payment of $10,000
(USD) either in cash or an issuance of common stock of the Company for a five-year period December 31, 2003. At the end of the second quarter 2001, the management contract was cancelled. These costs are now accounted for as incurred and credited to Notes Payable - Aircraft Expense. The accumulated Support Services Accrual at June 30, 2001 in this Note Payable Account was $25,000; the actual costs incurred for the second half of the year 2001 was $18,200, as set forth below in
NOTE 5.

NOTE 5 AIRCRAFT OPERATING EXPENSES

                                                             Cumulative
                                        AS OF DECEMBER 31,      from
                                          2001       2000     Inception
                                        -------   -------     --------
Aircraft Fuel                          $ 5,500    $ 2,155     $ 7,655
Operating Supplies and Expenses          3,250      7,502      10,752
Office phone and Fax                       400        219         619
Hangar Tie-down Fees                     2,100      9,517      11,617
Maintenance and Repairs                  3,200     25,701      28,901
Advertising, Audit and Legal             1,050      2,752       3,802
Pilot/Flying Services                    2,700      1,918       4,618
Miscellaneous                              -0-      5,675       8,565
                                        -------   -------     --------
Aircraft Operating Expenses            $18,200    $55,439     $76,529
                                       =======    =======     =======

NOTE 6 - ACCOUNTING ENTRIES TO RECORD AIRCRAFT SOLD DECEMBER 2001

The 1937 Boeing P-37 Stearman Aircraft was sold in December 2001 by an independent aviation sales representative for $65,000. The sales rep kept his $5,000 sales commission, and remitted the balance of $60,000. The net proceeds of $60,000 were used to liquidate the entire original amount of the $80,000 Note Payable Mortgage due Magellan Capital

Corporation.   This resulted in a Paid in Capital contribution of
$20,000 and a gain of $14,287 on the sale of this aircraft.   Listed
below are Silver Bow's account entries recording this transaction:

  Debit:  Note Payable 10 yr Mortgage             $80,000
  Debit: Accum. Depreciation 3 yrs/199-2001        34,287
    Credit:  Gain Sale of Aircraft                               $(14,287)
    Credit:  Paid in Capital                                      (20,000)
    Credit:  Fixed Asset/Acquisition Costs/1999                   (80,000)
                                                 --------        --------
           Totals                                $114,287        ($114,287)
                                                 ========        =========

                          SILVER BOW ANTIQUE AVIATION
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                      FOR UPDATED (UNAUDITED) FINANCIALS
                      3RD QUARTER 2002 (1/1/02 TO 9/30/02)

GENERAL COMMENT

  The financial statements covering the latest updated (unaudited) financial results for the above period should be read in conjunction with the audited financial statements for the years ending December 31, 2001 and 2000 and the financial footnotes included therein.

NOTE 7 - RESULTS OF OPERATIONS 9 MONTHS ENDED SEPTEMBER 30, 2002

  The 3RD Quarter of fiscal year 2002 represents operations for one (1) aircraft, the 1978 Piper Lance. The 1937 Boeing PT7 Stearman was sold in December, 2001.

  The current level of operating expenses for this 9-month period were $22,870, resulting in an Operating (Loss) of $(22,870). The estimated expenses for the remaining 3 months of year 2002 should approximate the same level of expenses as the prior 3 months of $7,600, bringing the total estimated expenses for fiscal year 2002 to $30,470. Total prior year 2001 and 2002 expenses were $70,196 and $109,385, respectively.

            PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


SEC Registration Fee. . . . . .    $   20.26
Printing and Engraving Expenses     1,500
Legal Fees and Expenses . . . .     3,000
Accounting Fees and Expenses. .     4,000
Miscellaneous . . . . . . . . .     1,000
                                    --------
TOTAL . . . . . . . . . . . . .   $ 9,520.26
                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth particular information for all our securities sold for the past three years, without registration under the Securities Act.

There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

1. On September 25, 2001 we issued Darren Holm 100,000 shares of common stock Silver Bow Antique Aviation for services rendered, valued at par value of $.001. Mr. Holm does not receive any cash or other compensation for services rendered to Silver Bow as an officer or a director. We do not currently have any employment agreements.

On September 25, 2001 50,000 shares were issued at par value, ($.001) to both Randall a. Baker, Secretary/Director and Norbert Leboeuf,
Controller/Director for services rendered through September 2001.

The above issuance of common stock was made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

ITEM 27. EXHIBITS

                INDEX TO EXHIBITS


EXHIBIT NO.  IDENTIFICATION OF EXHIBIT

   3.i      Articles of Incorporation
            incorporated by reference to Form SB-2

   3.ii     By-Laws of Silver Bow incorporated by
            reference to Form SB-2

   4.i      Form of Specimen of common stock
            incorporated by reference to Form SB-2

   23       Consent of Legal Counsel, Jody
            Walker, Esq.

   23       Consent of Independent Auditor, David
            Winings, CPA

ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Indio, State of California on the 15th day of January 2003.

Silver Bow Antique Aviation
/s/Darren Holm
------------------------------
By: Darren Holm, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                  Capacity                   Date
/s/Darren Holm        President/CEO              01/15/03
--------------------     Director
Darren Holm


/s/Dempsey Mork         CFO/Director             01/15/03
--------------------
Dempsey Mork


/s/Norbert Le Boeuf     Controller/Director       01/15/03
--------------------
Norbert Le Boeuf


/s/Randall A. Baker       Director                01/15/03
--------------------
Randall A. Baker




1